Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 1, 2006

American Community Bancshares, Inc. Announces Share Repurchase Program

Charlotte, NC – February 1, 2006 – American Community Bancshares, Inc. (NASDAQ: ACBA) (“Company”) announced today that the Company’s Board of Directors has authorized a share repurchase program for up to 225,000 shares of the Company’s outstanding common stock. The share total is inclusive of the Company’s recently announced three-for-two stock split to be effected in the form of a 50% stock dividend. The stock split will take place on February 21, 2006 for shareholders of record as of February 7, 2006.

The Board’s authorization permits the Company to repurchase shares in the open market or through privately negotiated transactions during the next twelve months when, in the opinion of management, market conditions warrant such action.

“Between the share repurchase program, our recently announced three-for-two stock split and quarterly cash dividend, we continue to focus on building shareholder value and generating attractive investment returns,” commented Randy P. Helton, the Company’s President and Chief Executive Officer. “In the near term, the share repurchase program helps create shareholder value through the efficient use of our equity capital while still allowing American Community to take advantage of the growth opportunities in our existing banking markets in both North and South Carolina.”

Sandler O’Neill & Partners, L.P. will execute the share repurchase program for the Company.

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of our management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).